UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  November 10, 2009

NORTHERN STATES FINANCIAL CORPORATION
(Exact Name of Registrant as Specified in its Charter)

000-19300
(Commission File Number)

Delaware	36-3449727
(State or other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

1601 North Lewis Avenue
P.O. Box 39
Waukegan, Illinois  60085
(Address of Principal Executive Offices)

(847) 244-6000
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations and Financial Condition.

On November 10, 2009, Northern States Financial Corporation (the “Company”) announced its earnings results for the quarter ended September 30, 2009.  Attached as Exhibit 99.1 is a copy of the press release relating to the Company’s earnings results, which is incorporated herein by reference.

Item 8.01.  Other Events.

In its press release on November 10, 2009 announcing its financial results for the third quarter 2009, the Company also announced that it has notified the United States Department of the Treasury (the “Treasury”) of its intent to suspend the payment of its regular quarterly cash dividends on its Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “TARP Preferred Stock”) issued to the Treasury in connection with the Company’s participation in the Treasury’s TARP Capital Purchase Program.  Under the terms of the TARP Preferred Stock, the Company is required to pay on a quarterly basis a dividend rate of 5% per year for the first five years, after which the dividend rate automatically increases to 9% per year.  Dividend payments may be suspended, but the dividend is a cumulative dividend and failure to pay dividends for six dividend periods would trigger board appointment rights for the holder of the TARP Preferred Stock.

In addition, the Company announced that it has notified the trustee that holds the Company’s junior subordinated debentures relating to its outstanding trust preferred securities that the Company will defer its regularly scheduled quarterly interest payments on the junior subordinated debentures.  Under the terms of the debentures, the Company is permitted to defer the payment of interest on the junior subordinated debentures at any time, for up to 20 consecutive quarters, without default.  Due to the deferral, the trust will likewise suspend the declaration and payment of dividends on the trust preferred securities.  During the deferral period, the Company may not pay any dividends on its common or preferred stock.

Attached as Exhibit 99.1 is a copy of the Company’s press release, which is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)           Exhibits

Exhibit	Description of Exhibit
99.1	Press release dated November 10, 2009.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NORTHERN STATES FINANCIAL CORPORATION

Date: November 10, 2009	By:	/s/Thomas M. Nemeth
Thomas M. Nemeth
Vice President and Treasurer

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INDEX TO EXHIBITS

Exhibit	Description of Exhibit
99.1	Press release dated November 10, 2009.